HomeTrust Bancshares, Inc. Reports Financial Results For The Third Quarter Of Fiscal 2019

ASHEVILLE, N.C., April 24, 2019 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the third quarter of fiscal 2019.
For the quarter ended March 31, 2019 compared to the corresponding quarter in the previous year:

•	net income was $3.3 million, compared to $6.1 million;

•	diluted earnings per share ("EPS") was $0.18, compared to a $0.32;

•	return on assets ("ROA") was 0.39%, compared to 0.76%;

•	net interest income increased $1.2 million, or 4.8% to $26.6 million from $25.4 million;

•	noninterest income increased $857,000, or 18.9% to $5.4 million from $4.5 million;

•	provision for loan losses increased to $5.5 million from $0;

•	organic net loan growth, which excludes purchases of home equity lines of credit, was $38.5 million, or 6.2%
     annualized compared to $24.2 million, or 4.3% annualized; and

•	quarterly cash dividends continued at $0.06 per share totaling $1.1 million.
For the nine months ended March 31, 2019 compared to the corresponding period in the previous year:

•	net income was $19.1 million, compared to $1.0 million;

•	diluted EPS was $1.02, compared to a $0.06;

•	ROA was 0.76%, compared to 0.04%;

•	net interest income increased $4.5 million, or 6.0% to $80.0 million from $75.4 million;

•	noninterest income increased $2.8 million, or 21.4% to $16.1 million from $13.3 million;

•	provision for loan losses increased to $5.5 million from $0; and

•	organic net loan growth was $171.8 million, or 9.7% annualized compared to $91.0 million, or 5.5% annualized.
Earnings during the three and nine months ended March 31, 2019 were negatively impacted by a significant charge-off and specific reserve related to one $6.0 million customer relationship, which resulted in a $5.5 million provision for loan losses. In addition, earnings for the nine months ended March 31, 2018 included an $18.0 million write-down of deferred tax assets following a deferred tax revaluation resulting from enactment of the Tax Cuts and Jobs Act (the "Tax Act”) with no comparable charge in the current period.
At the end of March, the Company became aware that a commercial borrower operating as a heavy equipment contractor with $6.0 million of outstanding borrowings from the Bank had unexpectedly ceased operations. Based on further investigation and certain actions taken by the principal of the borrower subsequent to quarter end, the Company believes that the Bank’s collateral, consisting primarily of accounts receivable, has substantially deteriorated. As a result of this investigation and further subsequent developments, based on the estimated value of the remaining collateral, the Company recorded a $2.6 million loan charge-off and a $3.4 million specific reserve in the allowance for loan losses related to this lending relationship. The Company is taking action to enforce its rights against the borrower, guarantors and its collateral, including to preserve and recover the borrower’s assets, where appropriate.

“Although our earnings were negatively affected by this single commercial relationship, which reduced net income by approximately $4.2 million for the quarter, on an after-tax basis, we believe our credit metrics and overall credit performance remain strong," said Dana Stonestreet, Chairman, President, and Chief Executive Officer. “Excluding this lending relationship, we had positive trends in nonaccrual loans, classified assets, and delinquencies quarter over quarter."
Mr. Stonestreet continued, "Our core revenues this quarter continued to thrive and were bolstered by our new equipment finance and SBA lines of business. Our equipment finance originations were $34.6 million for the quarter and $113.4 million year to date, while the gain on sale of SBA loans added $843,000 in noninterest income for the quarter and over $2.0 million for the year. I couldn't be more proud of the high level of collaboration and teamwork across all lines of business throughout the Bank's operations, as we continue to focus on providing exceptional service to our customers while building franchise value for our shareholders."
Income Statement Review
Net interest income increased to $26.6 million for the quarter ended March 31, 2019, compared to $25.4 million for the comparative quarter in fiscal 2018. The $1.2 million, or 4.8% increase was due to a $5.3 million increase in interest and dividend income primarily driven by an increase in average interest-earning assets, which was partially offset by a $4.1 million increase in interest expense. Average interest-earning assets increased $196.0 million, or 6.6% to $3.2 billion for the quarter ended March 31, 2019 compared to $3.0 billion for the corresponding quarter in fiscal 2018. For the quarter ended March 31, 2019, the average balance of total loans receivable increased $218.4 million, or 9.0% compared to the same quarter last year primarily due to organic loan growth. The average balance of other interest-earning assets increased $40.8 million, or 16.0% between the periods primarily due to increases in commercial paper investments. These increases were mainly funded by the cumulative decrease of $63.2 million, or 21.6% in average interest-earning deposits in other banks and securities available for sale, and an increase in average interest-bearing liabilities, primarily deposits, of $184.6 million, or 7.5% as compared to the same quarter last year. Net interest margin (on a fully taxable-equivalent basis) for the three months ended March 31, 2019 decreased to 3.39% from 3.46% for the same period a year ago.
Total interest and dividend income increased $5.3 million, or 18.1% for the three months ended March 31, 2019 as compared to the same period last year, which was primarily driven by a $4.4 million, or 16.8% increase in loan interest income and a $785,000, or 52.4% increase in interest income from commercial paper and interest-bearing deposits in other financial institutions. The additional loan interest income was driven by increases in both the average balance of loans receivable and loan yields compared to the prior year quarter. Average loan yields increased 29 basis points to 4.69% for the quarter ended March 31, 2019 from 4.40% in the corresponding quarter last year primarily due to the impact of increases in the targeted federal funds rate. Partially offsetting the increase in loan interest income was a $412,000, or 47.2% decrease in the accretion of purchase discounts on acquired loans as a result of reduced prepayments as compared to the same quarter last year. For the quarters ended March 31, 2019 and 2018, average loan yields included seven and 14 basis points, respectively, from the accretion of purchase discounts on acquired loans. The incremental accretion and the impact to loan yield will change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the purchase discount for acquired loans decreases. The total purchase discount for acquired loans was $7.1 million at March 31, 2019, compared to $7.7 million at December 31, 2018 and $10.0 million at March 31, 2018.
Total interest expense increased $4.1 million, or 101.8% for the quarter ended March 31, 2019 compared to the same period last year. The increase was due to a $2.8 million, or 171.5% increase in deposit interest expense and a $1.3 million, or 55.0% increase in interest expense on borrowings. The additional deposit interest expense was a result of our focus on increasing deposits as the average balance of interest-bearing deposits increased $177.4 million, or 9.8% along with a 53 basis point increase in the average cost of interest-bearing deposits for the quarter ended March 31, 2019 compared to the same quarter last year. Average borrowings for the quarter ended March 31, 2019 increased $7.2 million, or 1.1% and the average cost of borrowings increased 77 basis points compared to the same period last year, driving the increase in interest expense on those borrowings. The overall average cost of funds increased 58 basis points to 1.23% for the current quarter compared to 0.65% in the same quarter last year due primarily to the impact of the previously mentioned interest rate increases on our interest-bearing liabilities.
Net interest income increased $4.5 million, or 6.0% to $80.0 million for the nine months ended March 31, 2019 compared to $75.4 million for the nine months ended March 31, 2018. Average interest-earning assets increased $168.4 million, or 5.7% to $3.1 billion for the nine months ended March 31, 2019 compared to $3.0 billion in the same period in 2018. The $208.7 million, or 8.7% increase in the average balance of loans receivable for the nine months ended March 31, 2019 compared to the same period last year was due primarily to organic loan growth. The average balance of other interest-earning assets increased $45.4 million, or 19.3% between the periods primarily due to increases in commercial paper investments. These increases were mainly funded by the cumulative decrease of $85.8 million, or 26.6% in average interest-earning deposits in other banks and securities available for sale, and an increase in average interest-bearing liabilities of $135.1 million, or 5.5%. Net interest margin (on a fully taxable-equivalent basis) for the nine months ended March 31, 2019 remained consistent at 3.45% compared to the same period last year.

Total interest and dividend income increased $15.0 million, or 17.4% for the nine months ended March 31, 2019 as compared to the same period last year. The increase was primarily driven by an $12.3 million, or 15.8% increase in loan interest income, a $2.1 million, or 53.8% increase in interest income from commercial paper and interest-bearing deposits in other financial institutions, and a $791,000, or 42.0% increase in other investments income. The additional loan interest income was primarily due to the increase in the average balance of loans receivable, which was partially offset by a $912,000, or 35.5% decrease in the accretion of purchase discounts on acquired loans to $1.7 million from $2.6 million as a result of reduced prepayments for the nine months ended March 31, 2019 as compared to the same period last year. Average loan yields increased 27 basis points to 4.65% for the nine months ended March 31, 2019 from 4.38% in the corresponding period last year. For the nine months ended March 31, 2019 and 2018, average loan yields included nine and 14 basis points, respectively, from the accretion of purchase discounts on acquired loans.
Total interest expense increased $10.5 million, or 95.6% for the nine months ended March 31, 2019 compared to the same period last year. This increase was primarily related to the $141.3 million, or 7.9% increase in average interest-bearing deposits and the corresponding 41 basis point increase in the average cost of those deposits, resulting in additional deposit interest expense of $6.3 million for the nine months ended March 31, 2019 as compared to the same period in the prior year. In addition, average borrowings decreased $6.2 million, or 0.9%, however, an 86 basis point increase in the average cost of those borrowings resulted in an additional $4.2 million in interest expense from borrowings for the nine months ended March 31, 2019 as compared to the same period in the prior year. The overall cost of funds increased 51 basis points to 1.11% for the nine months ended March 31, 2019 compared to 0.60% in the corresponding period last year.
Noninterest income increased $857,000, or 18.9% to $5.4 million for the three months ended March 31, 2019 from $4.5 million for the same period in the previous year. The leading factors of the increase included a $330,000, or 17.1% increase in service charges on deposit accounts as a result of an increase in deposit accounts and related fees; a $392,000, or 36.3% increase in gains from the sale of loans due to originations and sales of the guaranteed portion of U.S Small Business Administration (“SBA”) commercial loans, and a $349,000, or 53.9% increase in other noninterest income primarily related to operating lease income from the new equipment finance line of business. Partially offsetting these increases was a $196,000, or 59.4% decline in loan income and fees for the three months ended March 31, 2019 compared to the same period last year.
Noninterest income increased $2.8 million, or 21.4% to $16.1 million for the nine months ended March 31, 2019 from $13.3 million for the same period in the previous year. Driving the increase was a $1.5 million, or 25.6% increase in service charges on deposit accounts; a $1.1 million, or 37.9% increase on gain on sale of loans primarily due to originations and sales of SBA commercial loans; and a $593,000, or 32.4% increase in other noninterest income primarily related to operating lease income. Partially offsetting these increases was $153,000, or 16.8% decrease in loan income and fees and an $164,000 decline in gains from the sale of premises and equipment for the nine months ended March 31, 2019 compared to the same period last year as there were no sales occurring during the current period.
Noninterest expense for the three months ended March 31, 2019 increased $1.9 million, or 9.1% to $23.0 million compared to $21.1 million for the three months ended March 31, 2018. The increase was primarily due to a $1.5 million, or 12.9% increase in salaries and employee benefits; a $380,000, or 23.8% increase in computer services; a $66,000, or 19.8% increase in marketing and advertising; a $89,000, or 3.7% increase in net occupancy expense; and a $209,000, or 8.4% increase in other expenses, mainly driven by the expansion of our SBA and equipment finance lines of business. Partially offsetting these increases was the cumulative decrease of $408,000, or 19.3% in telephone, postage, and supplies expense; deposit insurance premiums, real estate owned ("REO") related expenses; and core deposit intangibles amortization for the three months ended March 31, 2019 compared to the same period last year.
Noninterest expense for the nine months ended March 31, 2019 increased $3.8 million, or 6.0% to $66.7 million compared to $62.9 million for the nine months ended March 31, 2018. The increase was primarily due to a $2.7 million, or 7.6% increase in salaries and employee benefits; a $984,000, or 20.8% increase in computer services; a $368,000, or 5.1% increase in other expenses; a $139,000, or 15.3% increase in REO related expenses; and a cumulative increase of $307,000, or 2.9% in net occupancy, marketing and advertising, and telephone, postage, and supplies expense. Partially offsetting these increases was a $462,000, or 22.6% decrease in core deposit intangible amortization and a $287,000, or 23.0% decrease in deposit insurance premiums for the nine months ended March 31, 2019 compared to the same period last year.
For the three months ended March 31, 2019, the Company's income tax expense was $185,000 compared to $2.7 million for the three months ended March 31, 2018. The decrease in the Company’s federal income tax provision for the three months ended March 31, 2019 was due to lower taxable income, the reversal of a $325,000 tax valuation allowance related to the Company's alternative minimum tax ("AMT") credits, and from the impact of the Tax Act that lowered the corporate federal income tax rate from 34% to 21%.

For the nine months ended March 31, 2019, the Company's income tax expense was $4.7 million compared to $24.7 million for the corresponding period last year. The Company’s corporate federal income tax rate for the nine months ended March 31, 2019 and 2017 was 21% and 27.5%, respectively. In the quarter ended December 31, 2017, following a revaluation of net deferred tax assets due to the Tax Act, the Company recorded additional income tax expense of $17.7 million.
Balance Sheet Review
Total assets increased $153.6 million, or 4.6% to $3.5 billion at March 31, 2019 from $3.3 billion at June 30, 2018. Total liabilities increased $155.6 million, or 5.4% to $3.1 billion at March 31, 2019 from $2.9 billion at June 30, 2018. Deposit growth of $112.1 million, or 5.1%; a $45.0 million, or 7.1% increase in borrowings; and the cumulative decrease of $26.6 million, or 12.0% in certificates of deposit in other banks and investment securities were used to fund the $131.4 million, or 5.2% increase in total loans receivable, net of deferred loan fees, the $17.8 million, or 7.8% increase in commercial paper, the $8.8 million, or 151.1% increase in loans held for sale, and the $9.2 million, or 21.9% increase in other investments, net during the nine months of fiscal 2019. The increase in net loans receivable from June 30, 2018, was primarily driven by organic net loan growth of $171.8 million, or 9.71% annualized. The $114.8 million, or 77.2% increase in commercial and industrial loans was driven by our new equipment finance line of business. In addition, commercial real estate loans increased during the nine months ended March 31, 2019, by $35.1 million or 4.1%. The increase in loans held for sale was due primarily to SBA loans originated during the period.
Stockholders' equity at March 31, 2019 decreased $2.0 million, or 0.5% to $407.2 million in comparison to $409.2 million at June 30, 2018. Changes within stockholders' equity included $19.1 million in net income, $2.2 million in stock-based compensation, and a $1.3 million increase in other comprehensive income representing a reduction in unrealized losses on investment securities, net of tax, partially offset by 857,155 shares of common stock repurchased at an average cost of $27.21, or approximately $23.3 million in total, and $2.2 million related to cash dividends. As of March 31, 2019, HomeTrust Bank and the Company were considered "well capitalized" in accordance with their regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The allowance for loan losses was $24.4 million, or 0.92% of total loans, at March 31, 2019 compared to $21.1 million, or 0.83% of total loans, at June 30, 2018. The allowance for loan losses to total gross loans excluding acquired loans was 0.99% at March 31, 2019, compared to 0.91% at June 30, 2018. The increase in the allowance for loan losses is related to the additional provision for loan losses primarily related to the $6.0 million commercial lending relationship discussed above.
There was a $5.5 million provision for loan losses for the three and nine months ended March 31, 2019 compared to no provision for the corresponding periods in fiscal 2018. This provision for loan losses relates primarily to a $3.4 million specific reserve and a $2.6 million loan charge-off related to the $6.0 million commercial loan relationship discussed above. Net loan charge-offs totaled $2.5 million and $2.1 million for the three and nine months ended March 31, 2019, respectively, compared to net loan recoveries of $382,000 and $321,000 for the same periods in fiscal 2018, respectively. Net charge-offs as a percentage of average loans increased to 0.38% and 0.11% for the three and nine months ended March 31, 2019, respectively, from net recoveries of (0.06%) and (0.02)% for the same periods last year, respectively.
Nonperforming assets decreased slightly by $300,000, or 2.1% to $14.3 million, or 0.41% of total assets, at March 31, 2019 compared to $14.6 million, or 0.44% of total assets at June 30, 2018. Nonperforming assets included $11.3 million in nonaccruing loans, including the remaining balance from the commercial lending relationship discussed above, and $3.0 million in REO at March 31, 2019, compared to $10.9 million and $3.7 million, in nonaccruing loans and REO, respectively, at June 30, 2018. Included in nonperforming loans are $3.6 million of loans restructured from their original terms of which $1.8 million were current at March 31, 2019, with respect to their modified payment terms. At March 31, 2019, $6.8 million, or 60.3% of nonaccruing loans were current on their required loan payments. Purchased impaired loans aggregating $1.9 million obtained through prior acquisitions are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations. Nonperforming loans to total loans was 0.43% at both March 31, 2019 and June 30, 2018.
The ratio of classified assets to total assets remained consistent at 1.00% at March 31, 2019 and June 30, 2018. Classified assets increased to $34.5 million at March 31, 2019 compared to $33.1 million at June 30, 2018, due to the inclusion of the commercial lending relationship discussed above. While the previously mentioned significant provision for loan losses negatively affected our earnings, we believe our overall asset quality metrics continue to demonstrate our commitment to growing and maintaining a loan portfolio with a moderate risk profile.

About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of March 31, 2019, the Company had assets of $3.5 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 43 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 2nd largest community bank headquartered in North Carolina.
Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our acquisitions might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018(2)	March 31, 2018
Assets
Cash	$40,633	$44,425	$39,872	$45,222	$38,100
Interest-bearing deposits	37,678	26,881	18,896	25,524	41,296
Cash and cash equivalents	78,311	71,306	58,768	70,746	79,396
Commercial paper	246,903	239,286	238,224	229,070	239,435
Certificates of deposit in other financial institutions	56,209	51,936	58,384	66,937	84,218
Securities available for sale, at fair value	139,112	149,752	148,704	154,993	160,971
Other investments, at cost	51,122	44,858	43,996	41,931	41,405
Loans held for sale	14,745	13,095	10,773	5,873	6,071
Total loans, net of deferred loan fees	2,660,647	2,632,231	2,587,106	2,525,852	2,445,755
Allowance for loan losses	(24,416)	(21,419)	(20,932)	(21,060)	(21,472)
Net loans	2,636,231	2,610,812	2,566,174	2,504,792	2,424,283
Premises and equipment, net	67,983	66,610	62,681	62,537	62,725
Accrued interest receivable	10,885	10,372	10,252	9,344	9,216
Real estate owned ("REO")	3,003	2,955	3,286	3,684	5,053
Deferred income taxes	28,832	28,533	30,942	32,565	34,311
Bank owned life insurance ("BOLI")	89,663	89,156	88,581	88,028	87,532
Goodwill	25,638	25,638	25,638	25,638	25,638
Core deposit intangibles	2,948	3,436	3,963	4,528	5,131
Other assets	6,152	5,354	3,593	3,503	5,478
Total Assets	$3,457,737	$3,413,099	$3,353,959	$3,304,169	$3,270,863
Liabilities and Stockholders' Equity
Liabilities
Deposits	$2,308,395	$2,258,069	$2,203,044	$2,196,253	$2,180,324
Borrowings	680,000	688,000	675,000	635,000	625,000
Capital lease obligations	1,888	1,897	1,905	1,914	1,920
Other liabilities	60,224	54,163	59,815	61,760	62,066
Total liabilities	3,050,507	3,002,129	2,939,764	2,894,927	2,869,310
Stockholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (1)	183	185	190	191	190
Additional paid in capital	196,824	203,660	214,803	217,480	216,712
Retained earnings	217,490	215,289	208,365	200,575	193,368
Unearned Employee Stock Ownership Plan ("ESOP") shares	(7,009)	(7,142)	(7,274)	(7,406)	(7,538)
Accumulated other comprehensive loss	(258)	(1,022)	(1,889)	(1,598)	(1,179)
Total stockholders' equity	407,230	410,970	414,195	409,242	401,553
Total Liabilities and Stockholders' Equity	$3,457,737	$3,413,099	$3,353,959	$3,304,169	$3,270,863
_________________________________

(1)
Shares of common stock issued and outstanding were 18,265,535 at March 31, 2019; 18,520,825 at December 31, 2018, 18,939,280 at September 30, 2018; 19,041,668 at June 30, 2018; and 19,034,868 at March 31, 2018.

(2)	Derived from audited financial statements.

Consolidated Statement of Income (Unaudited)

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31, 2018	March 31,	March 31,
(Dollars in thousands)	2019	2018	2018	2019	2018
Interest and Dividend Income
Loans	$30,770	$30,544	$26,355	$90,042	$77,745
Securities available for sale	850	876	916	2,582	2,791
Commercial paper and interest-bearing deposits in other financial institutions	2,283	1,966	1,498	6,106	3,970
Other investments	821	1,014	626	2,674	1,883
Total interest and dividend income	34,724	34,400	29,395	101,404	86,389
Interest Expense
Deposits	4,404	3,607	1,622	10,761	4,509
Borrowings	3,741	3,692	2,414	10,691	6,460
Total interest expense	8,145	7,299	4,036	21,452	10,969
Net Interest Income	26,579	27,101	25,359	79,952	75,420
Provision for Loan Losses	5,500	—	—	5,500	—
Net Interest Income after Provision for Loan Losses	21,079	27,101	25,359	74,452	75,420
Noninterest Income
Service charges and fees on deposit accounts	2,265	2,577	1,935	7,243	5,766
Loan income and fees	134	295	330	757	910
Gain on sale of loans held for sale	1,472	944	1,080	4,086	2,963
BOLI income	518	520	536	1,574	1,616
Gain from sale of premises and equipment	—	—	—	—	164
Other, net	997	749	648	2,424	1,831
Total noninterest income	5,386	5,085	4,529	16,084	13,250
Noninterest Expense
Salaries and employee benefits	13,463	12,857	11,927	39,005	36,252
Net occupancy expense	2,478	2,551	2,389	7,376	7,211
Marketing and advertising	400	402	334	1,219	1,106
Telephone, postage, and supplies	698	743	748	2,210	2,181
Deposit insurance premiums	320	335	413	959	1,246
Computer services	1,980	1,895	1,600	5,724	4,740
Loss on sale and impairment of REO	246	75	194	500	152
REO expense	200	173	311	548	757
Core deposit intangible amortization	488	526	642	1,580	2,042
Other	2,705	2,301	2,496	7,598	7,230
Total noninterest expense	22,978	21,858	21,054	66,719	62,917
Income Before Income Taxes	3,487	10,328	8,834	23,817	25,753
Income Tax Expense	185	2,287	2,707	4,684	24,725
Net Income	$3,302	$8,041	$6,127	$19,133	$1,028

Per Share Data

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2019	2018	2018	2019	2018
Net income per common share:(1)
Basic	$0.19	$0.45	$0.34	$1.07	$0.06
Diluted	$0.18	$0.43	$0.32	$1.02	$0.06
Adjusted net income per common share:(2)
Basic	$0.17	$0.45	$0.36	$1.06	$1.06
Diluted	$0.16	$0.43	$0.34	$1.02	$1.02

Average shares outstanding:
Basic	17,506,018	17,797,553	18,052,000	17,811,962	17,997,997
Diluted	18,197,429	18,497,334	18,761,586	18,528,161	18,688,486
Book value per share at end of period	$22.29	$22.19	$21.10	$22.39	$21.10
Tangible book value per share at end of period (2)	$20.77	$20.66	$19.54	$20.86	$19.54
Total shares outstanding at end of period	18,265,535	18,520,825	19,034,868	18,265,535	19,034,868
__________________________________________________

(1)	Basic and diluted net income per common share have been prepared in accordance with the two-class method.

(2)	See Non-GAAP reconciliation tables below for adjustments.
Selected Financial Ratios and Other Data

	Three Months Ended			Nine Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2019	2018	2018	2019	2018
Performance ratios: (1)
Return on assets (ratio of net income to average total assets)	0.39%	0.95%	0.76%	0.76%	0.04%
Return on assets - adjusted(2)	0.35	0.95	0.80	0.74	0.79
Return on equity (ratio of net income to average equity)	3.24	7.83	6.16	6.21	0.34
Return on equity - adjusted(2)	2.92	7.83	6.47	6.11	6.32
Tax equivalent yield on earning assets(3)	4.42	4.45	4.00	4.36	3.93
Rate paid on interest-bearing liabilities	1.23	1.13	0.65	1.11	0.60
Tax equivalent average interest rate spread (3)	3.19	3.32	3.35	3.25	3.35
Tax equivalent net interest margin(3) (4)	3.39	3.51	3.46	3.45	3.45
Average interest-earning assets to average interest-bearing liabilities	119.70	120.48	120.71	120.81	120.60
Operating expense to average total assets	2.69	2.59	2.60	2.64	2.60
Efficiency ratio	71.88	67.91	70.44	69.47	70.96
Efficiency ratio - adjusted (2)	71.19	67.32	69.50	68.84	70.16
_____________________________

(1)	Ratios are annualized where appropriate.

(2)	See Non-GAAP reconciliation tables below for adjustments.

(3)
For the three months ended March 31, 2019, December 31, 2018, and March 31, 2018, the weighted average rate for municipal leases is adjusted for a 24%, 24%, and 30% combined federal and state tax rate, respectively since the interest from these leases is tax exempt. For the nine months ended March 31, 2019 and 2018, the weighted average rate for municipal leases is adjusted for a 24% and 30% combined federal and state tax rate, respectively.

(4)	Net interest income divided by average interest-earning assets.

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Asset quality ratios:
Nonperforming assets to total assets(1)	0.41%	0.37%	0.40%	0.44%	0.54%
Nonperforming loans to total loans(1)	0.43	0.37	0.39	0.43	0.52
Total classified assets to total assets	1.00	0.97	0.93	1.00	1.29
Allowance for loan losses to nonperforming loans(1)	215.46	221.45	207.06	192.96	169.71
Allowance for loan losses to total loans	0.92	0.81	0.81	0.83	0.88
Allowance for loan losses to total gross loans excluding acquired loans(2)	0.99	0.89	0.88	0.91	0.97
Net charge-offs (recoveries) to average loans (annualized)	0.38	(0.07)	0.02	0.07	(0.06)
Capital ratios:
Equity to total assets at end of period	11.78%	12.04%	12.35%	12.39%	12.28%
Tangible equity to total tangible assets(2)	11.06	11.31	11.59	11.61	11.48
Average equity to average assets	11.93	12.20	12.43	12.31	12.30
__________________________________________

(1)
Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At March 31, 2019, there were $3.6 million of restructured loans included in nonaccruing loans and $6.8 million, or 60.3% of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired through bank acquisitions are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(2)	See Non-GAAP reconciliation tables below for adjustments.

Average Balance Sheet Data

	For the Three Months Ended March 31,
	2019			2018
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable(1)	$2,650,155	$31,084	4.69%	$2,431,723	$26,761	4.40%
Deposits in other financial institutions	89,063	448	2.01%	126,933	441	1.39%
Investment securities	139,898	850	2.43%	165,219	916	2.22%
Other interest-earning assets(3)	295,215	2,655	3.60%	254,424	1,682	2.65%
Total interest-earning assets	3,174,331	35,037	4.42%	2,978,299	29,800	4.00%
Other assets	246,858			259,390
Total assets	3,421,189			3,237,689
Liabilities and equity:
Interest-bearing deposits:
Interest-bearing checking accounts	463,807	332	0.29%	480,650	236	0.20%
Money market accounts	701,692	1,408	0.80%	657,214	633	0.39%
Savings accounts	188,848	58	0.12%	221,214	72	0.13%
Certificate accounts	627,444	2,606	1.66%	445,328	681	0.61%
Total interest-bearing deposits	1,981,791	4,404	0.89%	1,804,406	1,622	0.36%
Borrowings	670,142	3,741	2.23%	662,977	2,414	1.46%
Total interest-bearing liabilities	2,651,933	8,145	1.23%	2,467,383	4,036	0.65%
Noninterest-bearing deposits	298,118			308,955
Other liabilities	63,015			63,177
Total liabilities	3,013,066			2,839,515
Stockholders' equity	408,123			398,174
Total liabilities and stockholders' equity	$3,421,189			$3,237,689

Net earning assets	$522,398			$510,916
Average interest-earning assets to
average interest-bearing liabilities	119.70%			120.71%
Tax-equivalent:
Net interest income		$26,892			$25,764
Interest rate spread			3.19%			3.35%
Net interest margin(4)			3.39%			3.46%
Non-tax-equivalent:
Net interest income		$26,579			$25,358
Interest rate spread			3.15%			3.28%
Net interest margin(4)			3.35%			3.39%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $313 and $406 for the three months ended March 31, 2019 and 2018, respectively, calculated based on a combined federal and state tax rate of 24% and 30%, respectively.
(3) The average other interest-earning assets consists of FRB stock, FHLB stock, Small Business Investment Company ("SBIC") investments, and commercial paper.
(4) Net interest income divided by average interest-earning assets.

	For the Nine Months Ended March 31,
	2019			2018
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable(1)	$2,608,485	$90,920	4.65%	$2,399,753	$78,914	4.38%
Deposits in other financial institutions	88,092	1,258	1.90%	145,761	1,494	1.37%
Investment securities	148,645	2,582	2.32%	176,726	2,791	2.11%
Other interest-earning assets(3)	280,327	7,520	3.58%	234,931	4,359	2.47%
Total interest-earning assets	3,125,549	102,280	4.36%	2,957,171	87,558	3.95%
Other assets	245,360			271,231
Total assets	$3,370,909			$3,228,402
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	463,035	903	0.26%	471,618	688	0.19%
Money market accounts	689,363	3,630	0.70%	635,645	1,695	0.36%
Savings accounts	197,929	189	0.13%	227,413	225	0.13%
Certificate accounts	573,647	6,039	1.40%	447,950	1,901	0.57%
Total interest-bearing deposits	1,923,974	10,761	0.75%	1,782,626	4,509	0.36%
Borrowings	663,157	10,691	2.15%	669,371	6,460	1.29%
Total interest-bearing liabilities	2,587,130	21,452	1.11%	2,451,997	10,969	0.60%
Noninterest-bearing deposits	310,304			309,162
Other liabilities	62,830			65,380
Total liabilities	2,960,264			2,826,539
Stockholders' equity	410,645			401,863
Total liabilities and stockholders' equity	$3,370,909			$3,228,402

Net earning assets	$538,419			$505,174
Average interest-earning assets to
average interest-bearing liabilities	120.81%			120.60%
Tax-equivalent:
Net interest income		$80,828			$76,589
Interest rate spread			3.25%			3.35%
Net interest margin(4)			3.45%			3.45%
Non-tax-equivalent:
Net interest income		$79,952			$75,420
Interest rate spread			3.22%			3.30%
Net interest margin(4)			3.41%			3.40%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $876 and $1,169 for the nine months ended March 31, 2019 and 2018, respectively, calculated based on a combined federal and state tax rate of 24% and 30%, respectively.
(3) The average other interest-earning assets consists of FRB stock, FHLB stock, Small Business Investment Company ("SBIC") investments, and commercial paper.
(4) Net interest income divided by average interest-earning assets.

Loans

(Dollars in thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Retail consumer loans:
One-to-four family	$658,723	$661,374	$656,011	$664,289	$670,036
HELOCs - originated	133,203	135,430	135,512	137,564	143,049
HELOCs - purchased	128,832	138,571	150,733	166,276	165,680
Construction and land/lots	76,153	74,507	75,433	65,601	68,121
Indirect auto finance	162,127	170,516	173,305	173,095	160,664
Consumer	19,374	13,520	13,139	12,379	11,317
Total retail consumer loans	1,178,412	1,193,918	1,204,133	1,219,204	1,218,867
Commercial loans:
Commercial real estate	892,383	904,357	879,184	857,315	810,332
Construction and development	214,511	198,738	198,809	192,102	184,179
Commercial and industrial	263,646	224,582	193,739	148,823	132,337
Municipal leases	112,067	111,135	111,951	109,172	101,108
Total commercial loans	1,482,607	1,438,812	1,383,683	1,307,412	1,227,956
Total loans	2,661,019	2,632,730	2,587,816	2,526,616	2,446,823
Deferred loan fees, net	(372)	(499)	(710)	(764)	(1,068)
Total loans, net of deferred loan fees	2,660,647	2,632,231	2,587,106	2,525,852	2,445,755
Allowance for loan losses	(24,416)	(21,419)	(20,932)	(21,060)	(21,472)
Loans, net	$2,636,231	$2,610,812	$2,566,174	$2,504,792	$2,424,283
Deposits

(Dollars in thousands)	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Core deposits:
Noninterest-bearing accounts	$301,083	$300,031	$313,110	$317,822	$303,875
NOW accounts	477,637	474,080	462,694	471,364	496,934
Money market accounts	692,102	703,445	687,148	677,665	659,791
Savings accounts	192,754	192,954	203,372	213,250	220,497
Total core deposits	1,663,576	1,670,510	1,666,324	1,680,101	1,681,097
Certificates of deposit	644,819	587,559	536,720	516,152	499,227
Total	$2,308,395	$2,258,069	$2,203,044	$2,196,253	$2,180,324

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; net income excluding certain state income tax expense, adjustments for the change in federal tax law, and gain from the sale of premises and equipment; earnings per share ("EPS"), return on assets ("ROA"), and return on equity ("ROE") excluding certain state income tax expense, adjustments for the change in federal tax law, and gain from the sale of premises and equipment; and the ratio of the allowance for loan losses to total loans excluding acquired loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	March 31,	December 30,	March 31,	March 31,	March 31,
	2019	2018	2018	2019	2018
Noninterest expense	$22,978	$21,858	$21,054	$66,719	$62,917

Net interest income	$26,579	$27,101	$25,359	$79,952	$75,420
Plus noninterest income	5,386	5,085	4,529	16,084	13,250
Plus tax equivalent adjustment	313	282	406	876	1,169
Less gain on sale of premises and equipment	—	—	—	—	164
Net interest income plus noninterest income – as adjusted	$32,278	$32,468	$30,294	$96,912	$89,675
Efficiency ratio	71.19%	67.32%	69.50%	68.84%	70.16%
Efficiency ratio (without adjustments)	71.88%	67.91%	70.44%	69.47%	70.96%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Total stockholders' equity	$407,230	$410,970	$414,195	$409,242	$401,553
Less: goodwill, core deposit intangibles, net of taxes	27,908	28,284	28,690	29,125	29,589
Tangible book value (1)	$379,322	$382,686	$385,505	$380,117	$371,964
Common shares outstanding	18,265,535	18,520,825	18,939,280	19,041,668	19,034,868
Tangible book value per share	$20.77	$20.66	$20.35	$19.96	$19.54
Book value per share	$22.29	$22.19	$21.87	$21.49	$21.10
(1)    Tangible book value is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
	(Dollars in thousands)
Tangible equity(1)	$379,322	$382,686	$385,505	$380,117	$371,964
Total assets	3,457,737	3,413,099	3,353,959	3,304,169	3,270,863
Less: goodwill, core deposit intangibles, net of taxes	27,908	28,284	28,690	29,125	29,589
Total tangible assets(2)	$3,429,829	$3,384,815	$3,325,269	$3,275,044	$3,241,274
Tangible equity to tangible assets	11.06%	11.31%	11.59%	11.61%	11.48%
(1)    Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of net income and earnings per share (EPS) as adjusted to exclude state tax expense rate change, federal tax law rate change, and gain from sale of premises and equipment:

	Three Months Ended			Nine Months Ended
(Dollars in thousands, except per share data)	March 31,	December 31,	March 31,	March 31,	March 31,
	2019	2018	2018	2019	2018
State tax expense adjustment (1)	$—	$—	$—	$—	$133
Change in federal tax law adjustment (2)	(325)	—	318	(325)	18,011
Gain from sale of premises and equipment	—	—	—	—	(164)
Total adjustments	(325)	—	318	(325)	17,980
Tax effect	—	—	—	—	49
Total adjustments, net of tax	(325)	—	318	(325)	18,029

Net income (GAAP)	3,302	8,041	6,127	19,133	1,028

Net income (non-GAAP)	$2,977	$8,041	$6,445	$18,808	$19,057

Per Share Data
Average shares outstanding - basic	17,506,018	17,797,553	18,052,000	17,811,962	17,997,997
Average shares outstanding - diluted	18,197,429	18,497,334	18,761,586	18,528,161	18,688,486

Basic EPS
EPS (GAAP)	$0.19	$0.45	$0.34	$1.07	$0.06
Non-GAAP adjustment	(0.02)	—	0.02	(0.01)	1.00
EPS (non-GAAP)	$0.17	$0.45	$0.36	$1.06	$1.06

Diluted EPS
EPS (GAAP)	$0.18	$0.43	$0.32	$1.02	$0.06
Non-GAAP adjustment	(0.02)	—	0.02	—	0.96
EPS (non-GAAP)	$0.16	$0.43	$0.34	$1.02	$1.02

Average Balances
Average assets	$3,421,189	$3,369,726	$3,237,689	$3,370,909	$3,228,402
Average equity	408,123	410,943	398,174	410,645	401,863

ROA
ROA (GAAP)	0.39%	0.95%	0.76%	0.76%	0.04%
Non-GAAP adjustment	(0.04)%	—%	0.04%	(0.02)%	0.75%
ROA (non-GAAP)	0.35%	0.95%	0.80%	0.74%	0.79%

ROE
ROE (GAAP)	3.24%	7.83%	6.16%	6.21%	0.34%
Non-GAAP adjustment	(0.32)%	—%	0.31%	(0.10)%	5.98%
ROE (non-GAAP)	2.92%	7.83%	6.47%	6.11%	6.32%

(1)	State tax adjustment is a result of various revaluations of state deferred tax assets.
(2)    Revaluation and related adjustments of net deferred tax assets due to the Tax Cuts and Jobs Act.

Set forth below is a reconciliation to GAAP of the allowance for loan losses to total loans and the allowance for loan losses as adjusted to exclude acquired loans:

	As of
(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Total gross loans receivable (GAAP)	$2,661,019	$2,632,730	$2,587,816	$2,526,616	$2,446,823
Less: acquired loans	223,101	236,389	253,695	271,801	288,847
Adjusted loans (non-GAAP)	$2,437,918	$2,396,341	$2,334,121	$2,254,815	$2,157,976

Allowance for loan losses (GAAP)	$24,416	$21,419	$20,932	$21,060	$21,472
Less: allowance for loan losses on acquired loans	201	199	295	483	459
Adjusted allowance for loan losses	$24,215	$21,220	$20,637	$20,577	$21,013
Adjusted allowance for loan losses / Adjusted loans (non-GAAP)	0.99%	0.89%	0.88%	0.91%	0.97%